Exhibit 99.1

Northwest Pipe Company Announces Fourth Quarter and Full Year 2020 Financial Results

•	Annual net sales of $285.9 million increased 2.4% year-over-year
•	Annual gross profit of $50.5 million increased 7.1% year-over-year
•	Strong backlog of $167 million; $221 million including confirmed orders representing the tenth consecutive quarter over $200 million
•	Annual net income of $1.93 per diluted share; adjusted net income of $2.12 per diluted share
•	Strong operating cash flows drove increase in cash and cash equivalents to $37.9 million

VANCOUVER, Washington—March 3, 2021—Northwest Pipe Company (NASDAQ: NWPX), an industry leader of engineered pipeline systems for water infrastructure, today announced its financial results for the fourth quarter and full year ended December 31, 2020. The Company will broadcast its fourth quarter and full year 2020 earnings conference call on Thursday, March 4, 2021 at 7:00 a.m. PT.

Fourth Quarter 2020 Results

Net sales decreased 4.0% to $69.4 million in the fourth quarter of 2020 from $72.2 million in the fourth quarter of 2019 due to a decline in legacy steel pipe sales as a result of a 31% decrease in production volumes associated with project timing. This was partially offset by a 17% increase in selling price per ton, in addition to an $11.3 million contribution from the Company’s acquired Geneva Pipe and Precast Company (“Geneva”) operations.

Gross profit decreased 26.9% to $12.4 million, or 17.8% of net sales, in the fourth quarter of 2020 from $16.9 million, or 23.4% of net sales, in the fourth quarter of 2019, primarily due to lower production volume at legacy steel pipe facilities, which was partially offset by the margin contribution from Geneva. Gross profit in the fourth quarter of 2019 included $1.4 million of business interruption insurance recovery related to the fire at the Company’s Saginaw, Texas facility in April 2019.

Net income was $5.2 million, or $0.53 per diluted share, in the fourth quarter of 2020 compared to $12.0 million, or $1.22 per diluted share, in the fourth quarter of 2019. The fourth quarter of 2020 included $0.5 million of pre-tax amortization expenses from acquired intangibles, whereas the fourth quarter of 2019 included $2.6 million of pre-tax net insurance recoveries and gains resulting from the Saginaw fire. After considering non-recurring items, adjusted net income was $5.6 million, or $0.57 per diluted share, in the fourth quarter of 2020, compared to $10.2 million, or $1.04 per diluted share, in the fourth quarter of 2019. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Backlog represents the balance of remaining performance obligations under signed contracts for water infrastructure steel pipe products for which revenue is recognized over time. Backlog was approximately $167 million as of December 31, 2020 compared to $143 million as of September 30, 2020 and $199 million as of December 31, 2019. The Company also has projects for which it has been notified that it is the successful bidder, but a binding agreement has not been executed (“confirmed orders”). Backlog including confirmed orders was $221 million as of December 31, 2020 compared to $231 million as of September 30, 2020 and $258 million as of December 31, 2019.

Full Year 2020 Results

Net sales increased 2.4% to $285.9 million in 2020 from $279.3 million in 2019 as the $44.2 million contribution from the acquired Geneva operations was nearly entirely offset by decreased sales in the legacy steel pipe business. Sales of steel pipe declined due to a 28% reduction in production volume, which was partially offset by a 20% increase in selling prices. Additionally, the pandemic-related shut-down of the Company’s San Luis Río Colorado, Mexico facility negatively impacted sales in the second quarter of 2020.

Gross profit increased 7.1% to $50.5 million, or 17.7% of net sales, in 2020 from $47.2 million, or 16.9% of net sales in 2019. The increase in gross profit was due to the margin contribution from Geneva and improved product pricing in the Company’s legacy steel pipe business, partially offset by lower production volume for steel pipe and amortization and other acquisition-related accounting adjustments resulting from the purchase accounting for Geneva. In addition, as a result of the fire at the Company’s Saginaw facility, $1.4 million of business interruption insurance recovery was recorded in 2020, compared to $1.6 million of incremental production costs in 2019.

Net income was $19.1 million, or $1.93 per diluted share, in 2020 compared to $27.9 million, or $2.85 per diluted share, in 2019. Net income in 2020 included increased selling, general, and administrative expenses of $6.5 million primarily due to the addition of Geneva and higher compensation-related expense. Net income in 2020 included $2.6 million of pre-tax acquisition-related transaction costs, $2.4 million of pre-tax net insurance recoveries and gains resulting from the Saginaw fire, and $2.2 million of pre-tax amortization and other acquisition-related accounting adjustments resulting from the purchase accounting for Geneva. This compares to net income in 2019 which included $0.6 million of pre-tax acquisition-related transaction costs and $2.3 million related to a favorable legal settlement. After considering non-recurring items, adjusted net income was $20.9 million, or $2.12 per diluted share, in 2020, compared to $26.6 million, or $2.72 per diluted share, in 2019. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Management Commentary

“Despite 2020 being extremely challenging due to the many difficulties created by COVID-19, we were able to put together a solid year,” said Scott Montross, President and CEO of the Company. “Our steel pressure pipe market was affected by bidding delays, and as a result it was smaller than the near record year we had in 2019. However, our strategy to grow in the precast concrete market that started with the acquisition of Geneva Pipe and Precast Company helped offset some of the decline in our legacy business. As we expected, fourth quarter revenues and gross margins were down sequentially as pandemic-related delays pushed project bidding into 2021 and the precast concrete business was in the seasonally slow time of the year. Our steel pressure pipe backlog moderated down to $221 million, which is still very high by historical standards and represents the tenth straight quarter in excess of $200 million.”

Mr. Montross continued, “We expect the first quarter to be challenging due to volatility and delivery disruptions in the steel market, extreme weather conditions in various parts of the country, as well as the period specific effects of bidding delays in the steel pressure pipe business. However, we are currently seeing a strong 2021 bidding calendar for the steel pressure pipe business as well as a precast concrete order book that is strong even during the seasonally slow time of the year. As a result, we expect market conditions to stabilize as we move through the early part of 2021.”

Balance Sheet Details

Total cash and cash equivalents were $37.9 million as of December 31, 2020, up from $30.4 million as of September 30, 2020 primarily due to increased operating cash flows.

As of December 31, 2020, the Company had $13.8 million of outstanding term loan borrowings and no outstanding revolving loan borrowings, with additional revolving loan borrowing capacity of approximately $53 million.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s fourth quarter and full year 2020 financial results will be held on Thursday, March 4, 2021 at 7:00 a.m. PT. The call will be broadcast live over the Internet hosted on the Investor Relations section of the Company's website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately one hour after the event and will remain available until Thursday, March 18, 2021 by dialing 1‑877‑344‑7529 in the U.S. or 1‑412‑317‑0088 internationally and entering the replay access code: 10151606.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer for water related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company produces high-quality precast and reinforced concrete products, Permalok® steel casing pipe, bar-wrapped concrete cylinder pipe, as well as linings, coatings, joints, and one of the largest offerings of fittings and specialized components. Northwest Pipe Company provides solution-based products for a wide range of markets including water transmission and infrastructure, water and wastewater plant piping, structural stormwater and sewer systems, trenchless technology, and piping rehabilitation. Strategically positioned to meet growing water and wastewater infrastructure needs, the Company is headquartered in Vancouver, Washington, and has manufacturing facilities across North America.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate Geneva and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, impacts of recent U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and natural disasters, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

(360) 397-6294 • investors@nwpipe.com

Or Addo Investor Relations

(310) 829-5400

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NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net sales	$69,381	$72,245	$285,907	$279,317
Cost of sales	57,018	55,325	235,388	232,133
Gross profit	12,363	16,920	50,519	47,184
Selling, general, and administrative expense	5,769	4,643	24,954	18,495
Operating income	6,594	12,277	25,565	28,689
Other income	138	1,407	953	4,383
Interest income	-	10	49	40
Interest expense	(214)	(107)	(933)	(472)
Income before income taxes	6,518	13,587	25,634	32,640
Income tax expense	1,297	1,571	6,584	4,738
Net income	$5,221	$12,016	$19,050	$27,902

Net income per share:
Basic	$0.54	$1.23	$1.95	$2.86
Diluted	$0.53	$1.22	$1.93	$2.85

Shares used in per share calculations:
Basic	9,805	9,747	9,788	9,741
Diluted	9,902	9,816	9,873	9,779

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$37,927	$31,014
Trade and other receivables, net	42,680	38,026
Contract assets	76,985	91,186
Inventories	29,177	30,654
Prepaid expenses and other	5,194	4,159
Total current assets	191,963	195,039
Property and equipment, net	110,184	99,631
Operating lease right-of-use-assets	30,813	7,683
Goodwill	22,985	-
Intangible assets, net	10,518	1,231
Other assets	6,552	6,661
Total assets	$373,015	$310,245

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$7,701	$-
Accounts payable	12,993	15,493
Accrued liabilities	16,814	12,150
Contract liabilities	6,189	12,281
Current portion of operating lease liabilities	2,204	1,642
Total current liabilities	45,901	41,566
Long-term debt, less current portion	5,888	-
Operating lease liabilities, less current portion	27,911	6,247
Deferred income taxes	12,481	4,265
Other long-term liabilities	11,208	10,009
Total liabilities	103,389	62,087

Stockholders' equity	269,626	248,158
Total liabilities and stockholders’ equity	$373,015	$310,245

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net income, as reported	$5,221	$12,016	$19,050	$27,902
Adjustments for non-recurring items:
Acquisition-related transaction costs	-	114	2,624	629
Saginaw fire incremental production costs (insurance recoveries), net	-	(1,363)	(1,399)	1,580
Saginaw fire gain on property and equipment replacement	-	(1,210)	(951)	(1,641)
Amortization of acquired intangibles	519	-	1,902	-
Acquisition-related inventory charges	-	-	266	-
Legal settlement other income	-	-	-	(2,284)
Estimated tax impact of non-recurring items	(123)	623	(604)	429
Adjusted net income	$5,617	$10,180	$20,888	$26,615

Diluted income per share, as reported	$0.53	$1.22	$1.93	$2.85

Adjusted diluted income per share	$0.57	$1.04	$2.12	$2.72